Exhibit 99.1

Sino Agro Food Inc. Reports FY 2016 Annual Results

Completes Carve-out of Aquaculture Operations

Revenue of USD 342.9M

EPS Increases 39% to USD 5.00

March 16, 2017

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, is pleased to announce the following annual results ending December 31, 2016:

(USD M, except per share and margin data)	FY ‘16	FY ‘15%
Revenue	342.9	343.6	0
Gross Profit	83.9	92.2	(9)
Gross Profit Margin	24.5%	26.8%	(18)
Net Income attributable to SIAF	115.0	66.4	73.0
Earnings Per Diluted Share (USD) – from continued and discontinued operations	5.00	3.60	38.9

Key Points

Summary Financials

Results reflect the carve-out of aquaculture operations announced March 2. Revenue from aquaculture is not consolidated on the top line, nor is proceeds from the sale of a technology master license. However, income related to its sale of goods is reported as income from discontinued operations and the Master License proceeds are reported as part of the net gain from the disposal of subsidiaries. In the future, SIAF will report recurring income from aquaculture sale of goods derived from its 36.6% interest in the carved-out company as a separate item, “income from associate.” In the future, SIAF will receive recurring revenue from project development, including master license fees, which will be included in the revenue line item. The de-consolidation of aquaculture sale of goods and reporting of certain project development revenue as a gain on the disposal of subsidiaries explain the disparity between EPS from continuing operations alone and from both continued and discontinued operations.

•	Revenue of USD 342.9M in 2016 was essentially unchanged from 2015. Revenue from the sale of goods increased by 8% to USD 270.8M (251.4).

•	Gross profit for the year ending December 31, 2016 declined 9% to USD 83.9M (92.2). The decline was due to the accounting treatment cited above, and to adverse business conditions in the first quarter of 2016.

•	Net income attributable to SIAF stockholders increased by 73% to USD 115.0M (66.4). The sharp increase was due to Net Income from Discontinued Operations (Aquaculture) of USD 14.9M and from a net gain from the revaluation of SIAF’s interest in Tri-Way Industries amounting to USD 56.9M.

•	As of December 31 2016, the Company had net working capital of USD 297.3M (321.8), reflecting the disposition of aquaculture assets.

•	Stockholders’ equity increased by 25% year over year to USD 604.8M (482.7) or USD 26.08 per share, based on the weighted average number of fully diluted outstanding shares in the quarter. The increase of USD 2.56 per share versus Q3, 2016 is largely due to the deemed gain on sale from the aquaculture carve-out.

Core Businesses and Outlook

The decline in gross profit stemmed from Project Development; however, it was more than overcome by the gain of USD 56.9M from the revaluation of equity interest related to the carve-out, and recorded as part of the disposition of subsidiary assets. A provision of the carve-out calls for CA to receive licensing fees as recurring income upon completion of ongoing future aquaculture development.

SIAF believes that aquaculture operations are now poised for growth by:

•	Having substantially completed renovations and modernization at Aquafarm 1 (”AF1”), AF2, and AF3,

•	AF4 commencing commercial production during the fourth quarter, 2016, and

•	The newly independent company being better suited to procure working capital to accelerate growth.

Integrated Cattle (SJAP)

Revenue from the sector decreased by USD 10.0M or 7% from $144.6M for the year ended December 31, 2015 to USD 134.6M for the year ended December 31, 2016. The decrease was due to sales of live cattle at SJAP dropping from $64.9M in 2015 to $20.1M in 2016, offset by increases in the sale of livestock feed and the sector’s deboning operations. The live cattle sale decrease was a function of a precipitous fall in market prices, which recovered in the later part of 2016, and by the Company’s transitioning its herd to premium cattle, a multi-quarter process.

Despite the revenue decrease, gross profit from the integrated cattle sector increased by USD 0.4M to USD 33.7M for the year ended December 31, 2016. Gross profit from the deboning of imported beef increased 39% to USD 15.9M (11.4M).

Also targeted for carve-out and spinoff, SJAP remains focused on increasing its valuation prior to an IPO, which, in turn, is expected to garner a value commensurate with its peers.

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Aquaculture (CA)

In early March, the Company announced the successful carve-out of its interests in aquaculture assets:

•	The carve-out now holds SIAF’s previously held assets, namely AF1; and acquired assets from their respective owners/investors, including SIAF, namely AF 2, 3, 4, and 5; as well as rights to technology licensed from Capital Award a wholly owned subsidiary of SIAF

•	SIAF holds an equity interest of 36.6% in the carved-out, separate Hong Kong domiciled corporation, Tri-Way Industries, Ltd.

•	The certified fair value of SIAF’s equity interest is $124.7M (36.6% of $340.5M). SIAF booked a revised, audited deemed gain on sale of $56.9M in relation to the transaction.

The carve-out was a major milestone confirming the Company’s strategy to unlock the value of its aquaculture business assets and plans for one of the world’s largest land-based aquaculture projects. To assist our investors in answering questions about the carve-out, the Company is in the process of drafting an FAQ document about the transaction, which will be posted on its website.

CA remains a wholly owned subsidiary of Sino Agro Food. CA will no longer be involved in the sale of aquaculture goods. It will concentrate on project development as the turnkey provider for ongoing development at AF4 and AF5, and providing license for its APRAS technology.

During the fourth quarter and through the first quarter of 2017, renovation, upgrading, and supporting transformation work were undertaken at AF1, AF2, and AF3. Depending on the farm, this work improves yields, adds capacities, and supports the interoperations with AF4. The aquaculture farms were well prepared for the transition.

In total, aquaculture operations in 2016 produced and sold approximately 12,000 metric tons of varied fish species and prawns, with AF4 starting commercial production during the fourth quarter. Two of the three planned AF4 buildings representing a capacity of 6,500 metric tons per year are fully built. One building is for higher and final stage grow-out. The other was 75% stocked late in the fourth quarter. The third building, which will bring capacity to 10,000 to 12,000 metric tons per year, is currently under construction.

Part of the carve-out rationale was to better position the assets for debt and equity investment for working and development capital. With renovations substantially complete and AF4 beginning its production ramp, the Company estimates base case 2017 production to increase at least 50% in 2017, depending on the timing of capital infusions. Although SIAF has reduced its equity interest in Tri-way, the Company expects to generate higher overall income not only because of growing production, but also because SIAF’s equity interest of 36.6% pertains to all the farms versus its previous 75% ownership of only AF1.

In addition to SIAF, Tri-way in the near future will, through its own public relations campaign, provide periodic updates on its progress and development. SIAF, as a major stakeholder in Tri-way, will also provide periodic updates of milestones and markers related to both production and strategic progress, either as web updates or stand alone press releases.

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Seafood and Meat Trading

Yearly revenue from this business segment increased by 91% (USD 34.6M) in 2016 to USD $72.4M (37.9M). The increase was primarily due to increasing sources of supplies from other countries; namely, Canada, USA and South America instead of solely from Madagascar in the past. In addition, revenue benefitted from an increase of higher-grade meats and more varieties sourced from Australia and other countries. Sales of imported beef increased year over year 86% to USD 43.6M (23.4M).

Gross profit grew 84% to USD 8.7M (4.7M) for the year ended December 31, 2016. The increase was primarily due to reasons explained above.

Business grew throughout the year, portending a solid year in 2017. On the beef side, the Company expects increased competition, which may impact the overall growth rate in this sector.

Carve-out Exercises

The Company firmly believes that the sum of its parts is worth considerably more than the market’s value of the whole. Accordingly, it has undertaken efforts to carve out its major businesses, establishing each as a standalone corporate entity. These carve-out enterprises will seek to establish value within the same financial measures afforded peer group companies, in part through private placement prior to applying to higher value market exchanges for IPO, utilizing market industry experts to assist those efforts in securing the best market(s) for listing. The Company continues to work diligently, making progress on its ambitions, yet may at times find it necessary to veer from a straight-line approach to attain best results.

Major milestones in the process will indicate progress, imputed value, and liquidity: completing the aquaculture carve-out was the first. The Company looks forward to reporting on these milestones, all related material events, and other markers as they occur, either as press releases or updates to its web site throughout 2017.

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CEO Commentary

Sino Agro Food’s Chairman and CEO Solomon Lee summarized the year:

“During 2016 we positioned our operations to continue growing while we made significant progress on our strategic plan to restructure the business and maximize value for shareholders. Our primary objectives for 2017 are to see increasing returns from our aquaculture investment at larger scale; likewise, for other business segments as the right opportunities surface; to capitalize on new capacity developed in 2015 and 2016; and to move toward actualizing properly appreciated IPO valuations.

“To recap our vision for Sino Agro Food, we are executing on our strategy to become a ‘solutions destination’ investment company, with associate investments that supply premium protein foods to the relatively new and underserved middle class in China. In 2016, we laid much of the groundwork for growth of our aquaculture and Integrated Cattle Farm (SJAP) businesses, in support of our plans to spin off these entities into publicly traded companies . In 2017 we shall continue to evaluate and work diligently on other divisional businesses of the group by exploring opportunities aiming to create more benefits for our shareholders. We believe that completing these carve-outs for eventual spinoff and subsequent listing will allow them to trade at market values commensurate with their peers. To support these businesses, SIAF has rapidly grown its revenues from $22M in 2009 to $342.9M in 2016 by investing in production facilities and processes to maximize economies of scale, commencing production, and ramping production at our facilities. We have achieved a lot to date and, with stockholders’ equity of USD 604.8M, or USD 26.08 per share as of 12/31/2016, we believe the company is now in a strong position to achieve sustainable and rapid growth.

“In 2016 we took several steps to modernize our aquaculture facilities into integrated high-yielding stations in support of the carve-out/spin-off (“COSO”) strategy to create a concentrated stand-alone entity of sufficient scale and potential to attract IPO interest at valuations rewarding to the Company’s shareholders.

“These activities were followed by the completion of the carve-out of the aquaculture operations contributing to strong overall financial results in 2016 and setting the stage for further growth and value recognition in 2017. We recorded a deemed gain on sale of $56.9M, and hold a certified fair value of $124.7M in the new entity at the time of the carve-out. The new organization for the aquaculture business will support accelerated growth, as it is better suited for infusions of working and development capital at, what we expect to be, more favorable valuations. We have long believed that our assets are undervalued, and that our organizational structure limited our opportunities to convert existing and planned development to business advantage. Completing the carve-out was a significant milestone toward unleashing this value. We expect significant accretion to SIAF earnings per share via our equity interest in the carved-out company as compared to 2016.

“By taking on a new role in our involvement with the aquaculture operations, we are able to concentrate resources on our other businesses, and we expect certain positive trends in our other businesses to continue in 2017. It is important to point out that Capital Award remains a wholly owned subsidiary, focused on consulting, engineering, and construction of A-Power Recirculating Aquaculture Systems (”APRAS”). Capital Award is the turnkey solutions provider for the new operators of Aquafarms 1-5. Part of the carve-out agreement calls for CA to license its APRAS technology for ongoing and future development (currently $100,000 per A-Power Module (“APM”)). Therefore, post separation of assets, SIAF will record recurring income in three ways:

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•	The sale of goods, reported as a separate item derived from our investment

•	Continuing project development

•	Turnkey engineering and technology fees, coupled with licensing fees for the APRAS technology

“Project development showed healthy gains in 2016, largely as a result of the portion of the aquaculture gain on sale attributable to master licenses for Capital Award technology. In a sense, this category will become recurring revenue/income in 2017 and beyond as more APM and open dam recirculating aquaculture systems (“ODRAS”) are built and developed in China over the years by Tri-way, generating license fees for CA for A-Power Modules. As a frame of reference, AF4 uses 144 APMs and plans for AF5 call for 864. Because of the new organization, and depending on the timing of investment, the pace of project development is expected to quicken during 2017.

“At SJAP, the transition of our herd of cattle to premium brands is expected to add to the sale of live cattle in 2017, while the business also grows its other product lines to meet growing demand for livestock feed and fertilizer.

“Revenue from the Import/Export business segment grew from $6.4M in the first quarter of 2016 to $23.1M in the fourth quarter. We expect the segment to benefit in 2017 from a full year of production approaching capacity.

“As a key part of the carve out and IPO processes, we are raising growth capital for proposed carve-out candidates to accelerate their development, with Sino Agro Food expected to retain a significant stake in each of the companies after the spinoffs have occurred. We look forward to providing updates on progress throughout 2017. We are excited to move forward with our plans toward redefining Sino Agro Food as a ‘solutions destination’ investment company in China, supporting a wide range of agriculture endeavors through the delivery of value-added technology. We are pleased with the progress made in 2016, which has positioned us to execute on the next milestones in our COSO strategies during 2017.”

FY 2016 Interim and Year-end Report

For detailed segment operational performance and developments, please take the time to read our latest 10-K filing, or refer to the FY 2016 Interim Report posted to the Company website at http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_FY-2016-Interim-Report.pdf

Earnings Call Information

The Company will host an earnings call on Friday, April 7, 2017 at 10:00 AM EDT/4:00 PM CET to discuss quarterly financial results.

Please submit questions by email to info@sinoagrofood.com. These will be organized and answered with questions submitted during the call, followed by live calls from institutional investors and/or analysts.

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To listen to the conference call please use the following information:

SIAF FY 2016 Results Call Information

Date: April 7, 2017	Time:	10:00 AM, EDT/4:00 PM CET

Participant Dialing Instructions:

SE: +46 8 5059 63 06 NO: +47 23 50 05 59 US: + 1 (866) 928-7517	UK: +44 203 139 48 30 CN: +86 400 681 54 21
Conference Pincode 75442190# The earnings call will also be available over the web. To access, click the following link: Sino Agro Q4 2016 Earnings Call

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world's largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com

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